Exhibit 99.1

Sun Hydraulics Reports Strong Finish to 2009

Profitable for the 38th Consecutive Year

Board Declares First Quarter Dividend

SARASOTA, FLA, March 8, 2010 – Sun Hydraulics Corporation (NASDAQ: SNHY) reported financial results for the year and fourth quarter 2009 as follows:

(Dollars in millions except net income per share)

	January 2, 2010	December 27, 2008	Increase/Decrease

Twelve Months Ended
Net Sales	$97.4	$178.3	-45%
Net Income	$1.9	$25.7	-93%
Net Income per share:
Basic	$0.11	$1.55	-93%
Diluted	$0.11	$1.55	-93%

Three Months Ended
Net Sales	$27.3	$32.9	-17%
Net Income	$1.3	$2.5	-48%
Net Income per share:
Basic	$0.08	$0.15	-47%
Diluted	$0.08	$0.15	-47%

“The fourth quarter finished strong, and we have now seen sequential quarterly growth since Q2,” said Allen Carlson, Sun’s CEO and President. “We believe the worst of last year’s recession is over. Sun’s order rates, capital goods inventory conditions, and indicators like PMI and Capacity Utilization are all showing signs of strength. We are optimistic about 2010. As expressed in our forecast, we estimate the first quarter will show continued improvement.”

“We are pleased to have remained profitable for 2009, despite a drop in revenues of 45%,” Carlson continued. “We did this without sacrificing our capacity or capabilities. We continued to make capital investments, develop and release new products, and, perhaps most critical, maintain workforce readiness.”

“We are encouraged by customer inquiries and the prototype activity we have experienced at all Sun locations,” commented Carlson. “Some prototypes have already led to production orders. We are confident that our prototype activities will continue to drive new business.”

Concluding, Carlson said, “As we have frequently stated, we believe market share gains are taken on the upturn of the cycle by those companies that are able to respond to the market demand and opportunities created. Sun’s depth and breadth of products, our ability to provide complete systems solutions, and deliver reliably will allow us to gain share during this recovery.”

Outlook

In 2010, weekly order rates have increased compared to Q4. First quarter 2010 sales are expected to be approximately $30 million, a 19% increase over last year and 10% over the last quarter. First quarter earnings per share are estimated to be between $0.17 and $0.19 per share, compared to $0.03 per share in the first quarter last year and $0.08 last quarter.

Dividend

The Board of Directors of Sun Hydraulics Corporation declared a $0.09 per share cash dividend on Sun’s common stock. The dividend is payable on April 15, 2010, to shareholders of record as of March 31, 2010.

Sun Hydraulics advises all shareholders to familiarize themselves with rules regarding dividends, payment dates and ex-dividend dates. See the following website for more information http://www.sec.gov/answers/dividen.htm.

Webcast

Sun Hydraulics Corporation will broadcast its 2009 financial results conference call live over the Internet at 9:00 A.M. E.T. tomorrow, March 9, 2010. To listen to the webcast, go to http://investor.sunhydraulics.com/eventdetail.cfm?eventid=76500.

Webcast Q&A

If an individual wishes to ask questions directly during the webcast, the conference call may be accessed by dialing 1-877-212-8518. Questions also may be submitted to the Company via email by going to the Sun Hydraulics website, www.sunhydraulics.com, and clicking on Investor Relations on the top menu. Scroll down to the bottom of the page and click on contact email: investor@sunhydraulics.com, which will open an email window to type in your message. Sun management will then answer these and other questions during the Company’s webcast. A copy of this earnings release is posted on the Investor Relations page of our website under “Press Releases.”

Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.

FORWARD-LOOKING INFORMATION

Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management’s Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.

Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (vi) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-Q for the quarter ended September 26, 2009, and under the heading “Business” and particularly under the subheading, “Business Risk Factors” in the Company’s Form 10-K for the year ended January 2, 2010. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Three Months Ended
	January 2, 2010	December 27, 2008

Net sales	$27,262	$32,936

Cost of sales	20,468	24,726

Gross profit	6,794	8,210

Selling, engineering and administrative expenses	5,245	5,536

Operating income	1,549	2,674

Interest income, net	(135)	(293)
Foreign currency transaction (gain) loss, net	22	(309)
Miscellaneous expense, net	36	122

Income before income taxes	1,626	3,154

Income tax provision	340	674

Net income	$1,286	$2,480

Basic net income per common share	$0.08	$0.15

Weighted average basic shares outstanding	16,927	16,647

Diluted net income per common share	$0.08	$0.15

Weighted average diluted shares outstanding	16,962	16,675

Dividends declared per share	$0.090	$0.090

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Twelve Months Ended
	January 2, 2010	December 27, 2008
Net sales	$97,393	$178,278

Cost of sales	75,436	119,161

Gross profit	21,957	59,117

Selling, engineering and administrative expenses	19,814	22,740

Operating income	2,143	36,377

Interest income, net	(562)	(793)
Foreign currency transaction (gain) loss, net	265	(467)
Miscellaneous income, net	423	(92)

Income before income taxes	2,017	37,729

Income tax provision	161	11,994

Net income	$1,856	$25,735

Basic net income per common share	$0.11	$1.55

Weighted average basic shares outstanding	16,837	16,603

Diluted net income per common share	$0.11	$1.55

Weighted average diluted shares outstanding	16,870	16,634

Dividends declared per share	$0.450	$0.450

SUN HYDRAULICS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	January 2, 2010	December 27, 2008
Assets
Current assets:
Cash and cash equivalents	$30,314	$35,176
Restricted cash	132	127
Accounts receivable, net of allowance for doubtful accounts of $90 and $92	9,949	12,502
Inventories	7,799	9,960
Income taxes receivable	1,485	1,353
Deferred income taxes	575	259
Marketable Securities	7,844	—
Other current assets	1,797	1,290

Total current assets	59,895	60,667

Property, plant and equipment, net	56,633	57,726
Other assets	3,405	3,992

Total assets	$119,933	$122,385

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,442	$3,258
Accrued expenses and other liabilities	2,475	5,546
Long-term debt due within one year	—	147
Dividends payable	1,524	1,499

Total current liabilities	6,441	10,450

Long-term debt due after one year	—	125
Deferred income taxes	5,191	4,871
Other liabilities	687	383

Total liabilities	12,319	15,829

Shareholders’ equity:
Common stock	17	17
Capital in excess of par value	42,210	38,042
Retained earnings	64,383	70,099
Accumulated other comprehensive income	1,004	(1,602)

Total shareholders’ equity	107,614	106,556

Total liabilities and shareholders’ equity	$119,933	$122,385

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

	Twelve Months Ended
	January 2, 2010	December 27, 2008
Cash flows from operating activities:
Net income	$1,856	$25,735
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,968	7,096
Loss on disposal of assets	30	138
Stock-based compensation expense	960	896
Stock options income tax benefit	(9)	(55)
Allowance for doubtful accounts	(2)	(123)
Provision for slow moving inventory	(41)	102
Provision for deferred income taxes	4	(195)
(Increase) decrease in:
Accounts receivable	2,555	4,650
Inventories	2,202	1,359
Income taxes receivable	(123)	(1,353)
Other current assets	(507)	(80)
Other assets, net	560	465
Increase (decrease) in:
Accounts payable	(816)	(2,410)
Accrued expenses and other liabilities	(274)	2,944
Income taxes payable	—	(619)
Other liabilities	304	(23)

Net cash from operating activities	13,667	38,527

Cash flows used in investing activities:
Capital expenditures	(5,096)	(10,874)
Proceeds from dispositions of equipment	—	99
Purchases of Marketable Securities	(10,600)	—
Proceeds from Sale of Marketable Securities	2,863	—

Net cash used in investing activities	(12,833)	(10,775)

Cash flows used in financing activities:
Repayment of debt	(261)	(416)
Proceeds from exercise of stock options	11	87
Stock options income tax benefit	9	55
Proceeds from stock issued	392	359
Dividends to shareholders	(7,547)	(7,465)

Net cash used in financing activities	(7,396)	(7,380)

Effect of exchange rate changes on cash and cash equivalents	1,705	(4,406)

Net (decrease) increase in restricted cash	5	(19)
Net (decrease) increase in cash and cash equivalents	(4,862)	15,985

Cash and cash equivalents, beginning of period	35,303	19,337

Cash and cash equivalents, end of period	$30,446	$35,303

Supplemental disclosure of cash flow information:
Cash paid:
Interest	$9	$31
Income taxes	$289	$14,216
Supplemental disclosure of noncash transactions:
Common stock issued to ESOP through accrued expenses and other liabilities	$2,797	$2,255

	United States	Korea	Germany	United Kingdom	Elimination	Consolidated
Three Months Ended January 2, 2010
Sales to unaffiliated customers	$17,200	$3,012	$3,613	$3,437	$—	$27,262
Intercompany sales	3,964	—	21	186	(4,171)	—
Operating income	320	213	703	284	29	1,549
Depreciation and amortization	1,288	24	123	265	—	1,700
Capital expenditures	461	10	(7)	84	—	548

Three Months Ended December 27, 2008
Sales to unaffiliated customers	$22,345	$1,782	$4,789	$4,020	$—	$32,936
Intercompany sales	4,552	—	53	472	(5,077)	—
Operating income	1,752	(183)	834	371	(100)	2,674
Depreciation and amortization	1,389	27	129	254	—	1,799
Capital expenditures	1,412	3	9	220	—	1,644

Twelve Months Ended January 2, 2010
Sales to unaffiliated customers	$59,278	$9,978	$14,654	$13,483	$—	$97,393
Intercompany sales	15,545	—	139	1,101	(16,785)	—
Operating income	(2,110)	616	2,475	884	278	2,143
Depreciation and amortization	5,335	104	502	1,027		6,968
Capital expenditures	4,758	41	30	267		5,096

Twelve Months Ended December 27, 2008
Sales to unaffiliated customers	$111,180	$17,455	$27,356	$22,287	$—	$178,278
Intercompany sales	28,656	—	245	2,282	(31,183)	—
Operating income	24,531	1,148	7,693	3,231	(226)	36,377
Depreciation and amortization	5,139	151	572	1,234		7,096
Capital expenditures	9,904	39	298	633		10,874